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                                                                    EXHIBIT 10.5


                               PACTIV CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                                  (THE "Plan")

Section 1.     Establishment and Purpose

         1.1 Establishment of the Plan. Pactiv Corporation (the "Company") hereby establishes the Plan effective upon the distribution of the Company's stock to the shareholders of Tenneco Inc.

         1.2   Purpose.  The objectives of the Plan are to:

               (a) Reinforce a results-oriented management culture with executive pay that varies according to overall Corporate and individual performance against aggressive business goals and core behavioral standards.

               (b) Provide incentives, in the form of substantial reward potential, for Executives to remain employees of the Company.

               (c) Focus on business results that include financial measures such as return on capital employed, net income, cash flow, working capital, and earnings per share, with improvement in customer satisfaction, quality, safety, environmental, effective leadership and workforce diversity.

               (d) Place greater emphasis on variable performance-based (versus fixed) compensation.

               (e) Provide key Executives with competitive levels of total current compensation and incentive earning opportunities commensurate with the business results achieved and individual performance.

               (f) Provide a plan that is easy to describe and understand.

Section 2. Plan Definitions

               (a) "Company" includes any successor employer which adopts the Plan and any subsidiary corporation designated by the Compensation / Nominating / Governance Committee of the Board of Directors of the Company (the "Committee") as eligible to participate in the Plan; except that when used with reference to authority under the Plan, Company shall mean Company as defined in
Section 1.1 hereof.

               (b) "Corporate" means the entity which is responsible for the overall management and staff support functions of the Company.

               (c) "Division" means each operating organizational entity which, through the conduct of its business, produces revenues for the Company.

               (d) "Executive" means a regular, full-time salaried employee of the Company who is in a position meeting the defined eligibility criteria for participation in the Plan.

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               (e) "Participant" means an Executive who has been approved for participation in the Plan.

               (f) "Plan Year" means the calendar year.

               (g) "Salary Grade" means the position classification assigned to the Participant in accordance with the position evaluation system adopted by Company Management for Plan purposes.

               (h) "EICP Objectives" means the "Target" (Budget) level of financial objectives (e.g., net income, cash flow, and earnings per share) or other operating measurements for the Plan Year, assigned annually by the Company to each Division. This represents the expected level of achievement for the Plan Year. The target goal (budget) for Corporate will be the Company's consolidated operating measurements.

               (i) "Individual Incentive Target Award" means the anticipated individual incentive award to be allocated to a Participant in the event EICP Objectives are met and his/her individual performance is fully satisfactory. The schedule of individual incentive target awards applicable to the various Salary Grades shall be determined by the Company.

Section 3.     Eligibility and participation

         3.1 Eligibility and Participation. Eligibility for participation in the Plan will be limited to those key Executives who, by the nature and scope of their positions, regularly and directly make or influence policy decisions which significantly impact the overall results and success of the Company. The Company will receive recommendations for participation from Division Heads and appropriate Corporate Staff Officers. Each such nominated Executive shall become a Participant upon being approved by the Company. All such Executives approved for participation shall be notified of their selection as soon as practical following approval.

         3.2 Cessation of Participation. The Company may withdraw its approval of an existing position at any time during the Plan Year. Participants whose employment is terminated during the Plan Year for reasons other than disability, death, or normal retirement under a Company retirement plan shall forfeit participation in the Plan unless otherwise authorized by the Company. At the sole discretion of the Company, participation may be prorated for Participants who become disabled, die, normal retire or are assigned to non-eligible position during the Plan Year.

Section 4.     Fund Generation

         4.1 Incentive Amounts. Annually, the Company shall establish EICP Objectives (Target/Budget). In addition, the Company shall determine for a target incentive amount equal to the sum of individual incentive targets. The Company may adjust the target incentive amount during the Plan Year to accommodate the admission or elimination of Participants to the Plan and to incorporate adjustments to individual incentive targets of Participants whose Salary Grade changes

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during the Plan Year. Incentive funds will be determined based on the budgeted financial objectives (e.g., net income, cash flow, and earnings per share) with each weighted to reflect appropriate emphasis.

The size of the incentive fund will be determined as follows:

FINANCIAL OBJECTIVES

A preliminary fund will be established based on performance against financial objectives from the Annual Operating Plan ("AOP") which will be approved annually by the Company's Board of Directors. The preliminary fund can range from 0% to 200% of the sum of the individual target awards based on the Company's performance against its AOP.

- Performance on AOP will generate a fund equal to the sum of individual target awards.

- Performance below AOP will result in a lower incentive fund as recommended by Company Management and approved by the Board of Directors taking into consideration the reasons that AOP was not attained.

- Performance above AOP may result in a higher than target level fund as recommended by Company Management and approved by the Board of Directors taking into consideration the reasons that AOP was exceeded.

The preliminary fund can be adjusted, upward or downward, based on the recommendation of Company Management and approved by the Board of Directors taking into account unusual events.

NON-FINANCIAL OBJECTIVES

         Quantitative Adjustments

         Once the preliminary fund is established, the following quantitative adjustment factors will be applied to determine a final incentive fund:

                           Factor                                    Maximum
                           ------                                    -------

         -        Return on Capital Employed                           10%
         -        Working Capital Measures                              5%
         -        Environmental Measures                                5%
         -        Safety & Health Measures                              5%


         Each of these quantitative adjustment factors will be applied for a total increase (decrease) to the fund of as much as 25%.

         Qualitative Adjustments


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         The following qualitative adjustment factors for overall leadership will also be applied.

         -     Innovation
         -     Customer Satisfaction / Quality
         -     Leadership of Change
         -     Workforce Diversity
         -     Operational Considerations (Quality of Earnings)

         These qualitative factors will be applied to a maximum of 2%, for a total increase/decrease to the fund as much as 10%.

         4.2 Committee Authority. The Committee shall have the right at any time in its sole discretion to modify, eliminate or withdraw for such period or periods as it may determine, the incentive amounts, in part or in whole, to be made available under this Section 4 for payment of awards to any or all participating Corporate or Division entities or any Participant or Participants hereunder.

Section 5.     Determination of Individual Awards

         5.1 Determination of Individual Incentive Target Awards. Annually, the Committee shall determine the Salary Grade applicable to the Chief Executive Officer of the Company, and the Company shall determine the Salary Grade applicable to all other Participants. Each Participant's Individual Incentive Target Award will be determined by the Company.

         5.2 Determination of Individual Incentive Awards. Actual individual awards to be paid to Participants will vary above or below the assigned Individual Incentive Target Awards dependent upon each individual's performance in accordance with guidelines prescribed by the Company. The actual award to a Participant must be approved by both the Company and the Committee (or only the Committee for awards applicable to the Chief Executive Officer of the Company) and shall not exceed 100% of the Participant's annual base salary without approval of the Committee.

Section 6.     Form of Timing of Awards

               Payment of Individual Awards. The actual awards to be paid to Participants in accordance with Section 5.2 shall be paid in cash as soon as practical once final operating performance is available.

Section 7.     Administration

               This Plan shall be administered by the Company in accordance with rules that may be established from time to time by the Committee. The determination of the Company as to any disputed question arising under this Plan, including any question of construction or interpretation, shall be final, binding, and conclusive upon all persons.


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Section 8.     Amendment and Termination

               The Committee, in its absolute discretion and without notice, may at any time and from time to time modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely.

Section 9.     Applicable Laws

               This Plan shall be construed, administered and governed in all respects under the laws of the State of Illinois.

               IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officers thereunder duly authorized, on the day and year set forth below.


                                             PACTIV CORPORATION


Date:   November 1, 1999                     By:  /S/ John Potempa
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                                             Its:  Vice President Employee
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                                                   Relations and Administration
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